CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-131880 and 333-168763 on Form S-8 of our report, dated March 30, 2011, relating to the financial statements of Brainstorm Cell Therapeutics Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K/A of Brainstorm Cell Therapeutics Inc. for the year ended December 31, 2010.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants,
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
December 28, 2011